           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 30 to Registration Statement No. 33-08054 on Form N-1A of our report on the financial statements and financial highlights of Oppenheimer Limited Term
Municipal Fund dated November 15, 2006, January 26, 2007, as to the effects of the restatement discussed in Note 9 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 9), appearing in the Annual Report on Form N-CSR/A of
Oppenheimer Limited Term Municipal Fund for the year ended September 30,
2006, and to the references to us under the headings "Independent Registered
Public Accounting Firm" in the Statement of Additional Information and
"Financial Highlights" in the Prospectus, all of which are part of such
Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
January 26, 2007